Exhibit 99.1

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

First Quarter Report

Quarter ended March 31, 2012

Bent Tree Green in Dallas, Texas, (left) and 5000 South Bowen, Arlington, Texas.

First Quarter Overview

As of June 13, 2012

•        We are continuing to make progress selling assets, building our liquidity, and executing our investment strategy, which focuses on reinvesting in our existing portfolio, increasing occupancy, and paying down and extending debt maturities.

•        At the three-building Santa Clara Tech Center complex, on May 4 we sold our joint venture interest in the 800 building for net proceeds of $12.4 million, and on May 18, we sold the 700 and 750 buildings for net proceeds of $8.2 million. On May 29, we sold Tanglewood at Voss for net proceeds of $13.6 million.

•        On May 9, we fully repaid the REIT’s $37.5 million credit facility, which had been secured by three assets, and replaced it with property-level debt. This accomplishment should give us more flexibility in maximizing the value of our remaining assets, improve our liquidity outlook, and reduce our guaranty obligations. At 5000 South Bowen, we completed a 10-year, full-building lease extension with Atos I.T. Solutions and finalized a separate $15 million financing of the property. We executed a two-year loan maturity extension on Bent Tree Green and also made a principal pay down of $1 million. We have begun marketing both properties for sale.

•        Since March 31, 2012, the REIT has significantly increased its cash position and reduced its consolidated debt by more than 20%.

•        On June 13, Behringer Harvard Frisco Square LP and its subsidiary-borrowers under the Frisco Square loans filed for Chapter 11 bankruptcy protection. The borrowers had made numerous, but unsuccessful, proposals to the lenders to restructure, pay down, and extend the loans. Behringer Harvard Frisco Square LP is a joint venture between the prior developer of Frisco Square and us. This action represents the best option to preserve value for the REIT’s shareholders at the Frisco Square development.

Financial Highlights

Some numbers have been rounded for presentation purposes.

(in thousands, except per share data)	3 mos. ended Mar. 31, 2012	3 mos. ended Mar. 31, 2011
FFO	$(2,364)	$(1,599)
FFO, per share	$(0.04)	$(0.03)
Distributions declared	$—	$—
Distributions per share	$—	$—

(in thousands)	As of Mar. 31, 2012	As of Dec 31, 2011
Total assets	$524,413	$531,179
Total liabilities	$302,368	$301,236

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov or by written request to the REIT at its corporate headquarters. For additional information about Behringer Harvard and its investment programs, please contact us at 866.655.3650.

Reconciliation of FFO to Net Income

(in thousands)	3 mos. ended Mar. 31, 2012	3 mos. ended Mar. 31, 2011
Net loss	(7,879)	(11,140)
Adjustments fort(1):
Impairment charge(2)	416	3,629
Real estate depreciation and amortization(3)	5,099	7,200
Gain (loss) on sale of real estate	—	(1,288)
FFO(4)	$(2,364)	$(1,599)

(1) Reflects the adjustments for continuing operations, as well as discontinued operations.

(2) lncludes impairment of our investments in unconsolidated entities which resulted from a measurable decrease in the fair value of the depreciable real estate held by the joint venture or partnership.

(3) Real estate depreciation and amortization includes our consolidated real depreciation and amortization expense, as well as our pro rata share of those unconsolidated investments that we account for under the equity method of accounting and the noncontrolling interest adjustment for the third-party partners’ share of the real estate depreciation and amortization.

(4) Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income (loss), or as indications of our liquidity, nor are they either indicative of funds available to fund our cash needs, including our ability to fund distributions. FFO should be reviewed in connection with other GAAP measurements. A reconciliation of FFO and FFO-per-share to net income can be found in our first quarter Form 10-Q on file with the SEC.

Date Published 07/12

© 2012 Behringer Harvard	1408-1 OP1 Q1 Report 2012